Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
XCORPOREAL, INC.
     Xcorporeal, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is Xcorporeal, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 13, 2006 (the “Certificate of Incorporation”).
     2. Effective on the date hereof, the Certificate of Incorporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said article the following new Article 1:
          “1. The name of the corporation is Xcorp Operations, Inc. (the “Corporation”).”
     3. All other provisions of the Certificate of Incorporation shall remain in full force and effect.
     4. The foregoing amendment set forth in this Certificate of Amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation this ___ day of August, 2007.

By:	/s/ Terren S. Peizer
Terren S. Peizer
Executive Chairman of the Board